CURRENT REPORT FOR ISSUERS SUBJECT TO THE
                     1934 ACT REPORTING REQUIREMENTS


                                FORM 8-K


                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)   September 17, 1996
                                                 ---------------------



                       Lifschultz Industries, Inc.
        -----------------------------------------------------
        (Exact Name of Registrant as Specified in Its Charter)

        Delaware                    33-17286             87-0448118
- ------------------------      --------------------    ----------------
 (State or other juris-        (Primary Standard      (I.R.S. Employer
diction of incorporation      Industrial Classifi-      Identification
    or organization)           cation Code Number)          Number)


                641 West 59th Street, New York, NY  10019
         ----------------------------------------------------
         (Address of Principal Executive Offices)  (Zip Code)

Registrant's Telephone Number, Including Area Code     212-397-7788
                                                   -------------------


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ITEM 5.  OTHER EVENTS

CHANGE IN COMMON STOCK PER SHARE NET WORTH

     Lifschultz Industries, Inc. (NASDAQ: LIFF) announced on
September 17, 1996, that since the beginning of 1996, 542,178 shares of Series E Preferred Stock have been converted by shareholders to 5,421,780 shares of Common Stock pursuant to the existing conversion rights for the shares. Such conversion eliminated over $5,894,830 in liquidation preference for the Series E Preferred Stock (at $10.8725 per share), significantly improving the company's common stock per share net worth when calculated to reflect liquidation value (net worth per share issued and outstanding adjusted for the remaining liquidation preference of unconverted preferred stock). For example, using the company's unaudited figures for its third quarter ended April 30, 1996, elimination of the preference raises the common stock per share net worth from $0.020 per share to $0.147 per share. This increase would be moderated slightly to $0.109, if adjusted to reflect the conversion of all other Series of convertible preferred stock (Series A and B), which conversion the company anticipates will occur during the next year. According to David Lifschultz, Chief Executive Officer for the company, the substantial increase in common stock per share net worth may have a very favorable impact on investor perception of the value of the company's common stock. Only 21,201 shares of Series E Preferred Stock remain outstanding.



























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                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         September 18, 1996

                                         Lifschultz Industries, Inc.


                                         By:   DAVID K. LIFSCHULTZ
                                            ------------------------
                                             Chief Executive Officer